Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1000, ext. 7255

BRIDGE BANCORP ANNOUNCES PRICING OF SUBORDINATED NOTES

(Bridgehampton, NY – September 15, 2015)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB” or the “Bank”), today announced that it has priced $40 million of its 5.25% fixed-to-floating rate subordinated debentures due September 30, 2025 and $40 million of its 5.75% fixed-to-floating rate subordinated debentures due September 30, 2030 (collectively, the “Notes”). The 5.25% Notes due September 30, 2025 have an initial fixed interest rate, payable semi-annually, a 10-year term and were offered to the public at par. Commencing September 30, 2020, the interest rate on the 5.25% Notes due September 30, 2025 resets quarterly to an annual interest rate equal to the then-current three-month LIBOR plus 360 basis points, payable quarterly in arrears. The 5.75% Notes due September 30, 2030 have an initial fixed interest rate, payable semi-annually, a 15-year term and were offered to the public at par. Commencing September 30, 2025, the interest rate on the 5.75% Notes due September 30, 2030 resets quarterly to an annual interest rate equal to the then-current three-month LIBOR plus 345 basis points, payable quarterly in arrears.

The offerings are expected to close on September 21, 2015, subject to customary closing conditions. Bridge Bancorp intends to use the net proceeds from these offerings for general corporate purposes, potential strategic acquisitions and investments in BNB as regulatory capital.

Sandler O’Neill + Partners, L.P. is acting as book-running manager for the Notes offerings. Keefe, Bruyette & Woods, A Stifel Company is acting as co-manager in the transaction.

The Notes will be issued pursuant to an effective shelf registration statement (File No. 333-199122) (including base prospectus) and, in each case, a preliminary prospectus supplement filed with the Securities and Exchange Commission (the “SEC”), and a final prospectus supplement to be filed with the SEC.

Copies of the preliminary prospectus supplements and accompanying base prospectus relating to the offerings of the Notes can be obtained without charge by visiting the SEC’s website at www.sec.gov, or may be obtained from: Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, Telephone Number: 1-866-805-4128; and Keefe, Bruyette & Woods, A Stifel Company, 787 Seventh Ave., 4th Floor, New York, New York 10019, Attention: Equity Capital Markets, 1-800-966-1559.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Notes is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank ("BNB"). Established in 1910, BNB, with assets of approximately $3.4 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com. BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Forward Looking Statements

This document contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of Bridge Bancorp; (ii) statements about Bridge Bancorp’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Bridge Bancorp’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond its control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.